Exhibit 10.8

November 4, 2005

Howard Foyt, M.D., Ph.D.

1205 Sierra Linda Drive

Escondido, CA 92025

Dear Howard:

The purpose of this letter is to provide you with an addendum to the terms set forth in your offer letter dated September 15, 2005. In addition to the offer of employment with the same benefits and policy guidelines set forth in your original offer letter, the following terms will be added. Subject to the approval of the Board of Directors, you will be granted options to purchase an additional 8,196 shares of Metabasis Therapeutics, Inc. common stock which will have an exercise price of the fair market value of the Company’s common stock on the date of the grant. The option will be granted pursuant to the terms of a separate stock option agreement and the terms of the Metabasis Therapeutics, Inc. employee stock plan. This will bring your total stock options to 62,806.

In addition to your base salary, as an Officer of the Company, you will be eligible to earn an annual discretionary performance bonus (the “Bonus”). Your target Bonus will be up to 25% of your annual base salary, guaranteed for the first year of employment. Thereafter, your target Bonus will be up to 25% of your annual base salary, assuming 100% attainment of individual and company goals. You must be employed on the date the Bonus is awarded to earn any portion of the Bonus. The determinations of the Company’s Board of Directors with respect to your Bonus will be final and binding. The Bonus program is subject to change or suspension at the discretion of the Company’s Board of Directors.

You will be expected to execute and deliver a Severance Agreement with Metabasis consistent with the employment agreements that have been executed with the other officers. The agreement will include accelerated vesting, severance pay and benefits upon termination without cause or a significant change in role/responsibilities following a merger or acquisition that results in a change in control. In addition, if you are terminated without cause in the absence of a change in control, you will receive a severance package that will include severance pay and accelerated vesting equal to one year of your then current option grant, if any. This agreement is attached to this letter and is incorporated by reference herein.

To formally record your acknowledgement of this addendum, please sign below and return one original of this letter to me as soon as possible.

Sincerely,

/s/ MARK ERION
Mark Erion, Ph.D.
Executive Vice President, Research and Development

/s/ HOWARD FOYT	November 7, 2005
Howard Foyt, M.D., Ph.D.